77C: Submission of matters to a vote of security holders

At an annual meeting of all shareholders of Enhanced Equity Yield Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Robert C. Doll, Jr., James T. Flynn, W. Carl Kester, David O. Beim and Karen P. Robards to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

Robert C. Doll, Jr.

11,820,989

532,536

James T. Flynn

11,821,312

532,213

W. Carl Kester

11,822,029

531,496

David O. Beim

11,819,528

533,997

Karen P. Robards

11,822,384

531,141

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

9,831,553

204,835

453,616

1,863,521

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

9,830,749

209,938

449,317

1,863,521